Exhibit 99.1

Ur-Energy Provides 2014 Q3 Operational Results

Littleton, Colorado (PR Newswire – October 08, 2014) Ur-Energy Inc. (TSX:URE, NYSE MKT:URG) (“Ur-Energy” or the “Company”) provides the following report of operational results for third quarter 2014.

Operational Highlights for Lost Creek

	Units	Quarter			YTD
		2014 Q1	2014 Q2	2014 Q3	2014

U3O8 Captured	(‘000 lbs)	198.6	116.7	131.3	446.6
U3O8 Dried & Drummed	(‘000 lbs)	171.2	133.7	125.9	430.8
U3O8 Sold	(‘000 lbs)	110.0	207.8	100.0	417.8

Average Flow Rate	(gpm)	1,103	803	970	958
U3O8 Head Grade	(mg/l)	179	152	135	155

Lost Creek Uranium Production and Sales

During Q3 2014, production rates at the Lost Creek Project were increased over the previous quarter and maintained at levels that allowed the Company to fulfill its contractual sales requirements. The quarter included contractual product sales at 100,000 pounds U3O8. The product was sold at an average price of $59. 96 per pound. Quarterly product sales revenues totaled $6.0 million.

Production flow was sourced from six header houses in the first mine unit. Header house number six was the only new production area activated during the quarter. Plant head grades continued to be significantly higher than projected while production flow rates were deliberately curtailed to manage uranium production rates and waste water generation. For the quarter, 131,331 pounds of U3O8 were captured within the Lost Creek plant. Plant operations matched the wellfield productivity as 125,915 pounds U3O8 were packaged in drums and 126,500 pounds U3O8 of drummed inventory were shipped out of the Lost Creek processing plant.

Upon the successful completion of the NI 43-101 Technical Report for the Company’s wholly owned Shirley Basin Project, the Company became eligible to draw an additional $3.5 million from our debt facility with RMBAH. The funds were received in September 2014.

Guidance for Q4 2014

The Q4 2014 production target for Lost Creek is 150,000 pounds U3O8 dried and drummed. The Company anticipates completing contractual deliveries of 100,000 pounds during Q4 for gross revenues of approximately $6.5 million. The production rate may be adjusted upward or downward based on the then-current uranium spot market pricing and other factors.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in southcentral Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. Ur-Energy engages in the identification, acquisition, exploration development, and operation of uranium projects in the United States and Canada. Shares of Ur-Energy trade on the Toronto Stock Exchange under the symbol “URE” and on the NYSE MKT under the symbol “URG”. All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Senior Director IR/PR	Wayne Heili, President and CEO
303-269-7707	307-265-2373
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	wayne.heili@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of continued commissioning efforts at the Lost Creek facility, including water management; ability to meet production targets for Q4 and to timely deliver into existing contractual obligations) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forwardlooking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.